Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (the “Agreement”), dated as of December 9, 2024, is by and among NextTrip Holdings, Inc. (“Holdings”) via William Kerby, in the capacity as the representative of Holdings shareholders (the “Holdings Representative”) and NextTrip, Inc. (fka Sigma Additive Solutions, Inc.) (the “Company”). Holdings and the Company are collectively referred to herein as the “Parties.” Capitalized terms not defined herein shall have the meaning prescribed in that certain Share Exchange Agreement described below.

RECITALS

A. On October 12, 2023, the Company entered into a Share Exchange Agreement with Holdings and NextTrip Group, LLC (“Group”), the sole stockholder of Holdings and the Holdings Representative, pursuant to which the Company acquired 100% of Holdings (the “Acquisition”) in exchange for shares of Company common stock, which we refer to as the “Exchange Shares”. As a result, Holdings became a wholly owned subsidiary of the Company as of December 29, 2023 (the “Closing Date”).

B. Upon the closing of the Acquisition, the shareholders of Group, which we refer to collectively as the Group Sellers, were issued a number of Exchange Shares equal to 19.99% of the Company’s issued and outstanding shares of common stock immediately prior to the Closing Date. Under the Share Exchange Agreement, the Group Sellers are also entitled to receive additional shares of Company common stock, referred to as the “Contingent Shares”, subject to Holdings’ achievement of future business milestones specified in the Share Exchange Agreement as follows:

Milestone	Date Earned	Contingent Shares
Launch of Holdings’ leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares

Launch of Holdings’ group travel booking platform and signing of at least five (5) entities to use the groups travel booking platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Launch of Holdings’ travel agent platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Commercial launch of PayDelay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition

C. Pursuant to Section 2.3(b)(vi) of the Share Exchange Agreement, whether a Milestone Event is met and the Contingent Shares are issuable under Section 2.3 is to be determined by the Company and Holdings on a mutually agreeable date (each a “Milestone Payment Determination Date”) no later than thirty (30) days following notice by Holdings to the Company that such Milestone Event has been met. If Contingent Shares are determined to be issuable under this Section, the Company shall issue such additional Contingent Shares within 60 days following each Milestone Payment Determination Date.

D. Holdings believes, and the Company does not dispute, that 3 of the 4 milestones have been met as of the date hereof but that, as a result of delays with the Company’s S-1 registration statement and the pending initial listing application with Nasdaq (the “Regulatory Delays”), Holdings has not sent formal notice to the Company because doing so without the approval of Nasdaq’s initial listing application would trigger a delisting and suspension of trading of the Company’s common stock on Nasdaq

E. Due to the indefinite delays caused by regulatory matters and Holdings desire to receive the Contingent Shares earned to date, Holdings has expressed an intent to the Company to deliver formal notice that such Milestone Events have been met. However, due to the fact that such issuance would trigger consequences to all Parties involved, Holdings, through the Holdings Representative, and the Company have negotiated this Agreement, whereby Holdings agrees to forbear from issuing the Milestone Payment Determination Date notice until the Forbearance Expiration Date in exchange for an agreement by the Company that, if such Nasdaq initial listing application is not approved by such date that, (i) all such earned Contingent Shares will be issued withing five (5) business days of the Forbearance Expiration Date and (ii) all such board appointment rights will be exercised and such members will be approved within five (5) business days of the Forbearance Expiration Date.

F. As provided in this Agreement, the Company has requested that Holdings agree to forbear from exercising its rights and remedies with respect to said delays and Holdings is willing to so forbear from exercising its remedies subject to the terms and conditions herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings as provided herein:

“Forbearance Default” means (a) the delisting of the Company’s common stock from trading on the Nasdaq; or (b) the formal rejection by the Nasdaq of the Company’s initial listing application, in each case, during the Forbearance Period.

“Forbearance Expiration Date” shall mean the earlier to occur of (i) any Forbearance Default and (ii) January 31, 2025.

“Forbearance Period” means the period of time commencing on the date hereof and shall automatically terminate on the Forbearance Expiration Date.

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2. Forbearance. Subject to the terms and conditions set forth in this Agreement, during the Forbearance Period, provided that no Forbearance Default occurs, Holdings will forbear from exercising its rights or remedies against the Company arising solely as a result of the Regulatory Delays. From and after the Forbearance Expiration Date, Holdings shall be entitled to exercise all of its rights and remedies under the Share Exchange Agreement, at law or in equity, without further notice. Nothing herein constitutes a waiver of the Regulatory Delays, and the Company acknowledges that Holdings has not waived, and has not committed to waive, the Regulatory Delays, or any other defaults under the Share Exchange Agreement. Additionally, Holdings is not obligated to forbear from exercising any rights or remedies with respect to the Regulatory Delays following the termination of the Forbearance Period, or any other defaults at any time. In accordance with the terms of this Agreement, Holdings hereby reserves all rights and remedies available to it.

3. Accuracy of Recitals and Acknowledgement of Delays. The Company acknowledges:

(a) The accuracy of the Recitals set forth above; and

(b) That the Regulatory Delays exists under the Share Exchange Agreement and, but for the forbearance provided under this Agreement, Holdings is entitled to exercise all of the rights and remedies contained in the Share Exchange Agreement and under applicable law.

4. Covenants. In addition to any other covenant in the Share Exchange Agreement, the Company covenants with Holdings:

(a) Reporting on Sale Process. During the Forbearance Period, at least twice a month, the Company shall (i) provide Holdings an update on the status of the Regulatory Delays and (ii) allow Holdings to participate in calls with the Company’s board of directors and legal counsel. The Company shall also provide Holdings with information, including but not limited to documentation, regarding the status of the Regulatory Delays as reasonably requested by Holdings.

(b) Further Assurances. The Company shall execute, deliver, and provide to Holdings such additional agreements, documents, and instruments as reasonably requested by Holdings to effectuate the intent of this Agreement.

5. Costs and Expenses. All costs and expenses incurred by the Company associated with this Agreement and the transactions and documents related thereto will be paid by the Company. All reasonable costs and expenses actually incurred by Holdings associated with this Agreement and the transactions and documents related thereto will be paid by Holdings.

6. Amendments. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Parties, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of Holdings. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand upon the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

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7. Binding Effect. The Company understands and agrees that this Agreement is legally binding on and shall inure to the benefit of it and its respective successors and assigns.

8. Entire Agreement; Change; Discharge; Termination or Waiver. The Share Exchange Agreement, as modified by this Agreement, contains the entire understanding and agreement of the Company and Holdings in respect of the Share Exchange Agreement and supersedes all prior representations, warranties, agreements and understandings.

9. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and no persons other than the undersigned shall be entitled to claim or receive any benefit by reason of this Agreement.

10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.3 of the Share Exchange Agreement. Nothing in this section, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Holdings and Company have executed this Agreement as of the date first above written.

HOLDINGS:

NextTrip Holdings, Inc.,
by the NextTrip Holdings Inc. Representative:

By:	/s/ William Kerby
Name:	William Kerby
Title:	Shareholder Representative

COMPANY:

NextTrip, Inc.

By:	/s/ Frank Orzechowski
Name:	Frank Orzechowski
Title:	CFO

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